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Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
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Media Contacts:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                                   FOR IMMEDIATE RELEASE
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              Delcath Systems and Laddcap Reach Amicable Resolution
                         to End Consent placeCityBattle
                                      - - -
  Robert Ladd and One Additional Independent Member to Join Board of Directors

STAMFORD, Conn., October 9, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that its Board of Directors and Laddcap Value Partners, a hedge fund holding approximately 11 percent of Delcath's total outstanding common stock, have reached an amicable resolution to all issues outstanding between them, bringing the two-month-long Consent battle to an end.

The agreement provides for the immediate appointment of Mr. Robert B. Ladd, 48, Principal of Laddcap Value Partners, to the Delcath Board of Directors and one additional independent director to be mutually agreed upon by Laddcap and the Company in the next few weeks. The Company will also issue approximately 100,000 shares of common stock to Laddcap as partial reimbursement for its expenses associated with the Consent Solicitation. As part of the agreement, Laddcap is also permitted to increase its ownership in Delcath up to a maximum of 14.9% of Delcath's total outstanding common stock by purchasing additional shares of Delcath common stock from Delcath for a cash price equal to the 10 trading day average of the closing price of Delcath stock prior to the time that an additional purchase is made.

In conjunction with the resolution, Delcath has agreed to terminate its lawsuit against Laddcap relating to its claims under Sections 13(d) and 14(a) of the Securities Exchange Act of 1934 and Laddcap has agreed to end its attempt to remove the Delcath Board of Directors.

"I am pleased that Delcath's Board and I have been able to move past this event. The agreement we have been able to work out meets many of the concerns I have raised and the Board has agreed to work with me on any remaining items I may like to address. Now we can now work together toward our real goals, completing the Phase III Melphalan and Doxorubicin trials, and obtaining FDA approval for the Delcath system," Mr. Ladd stated. "I see a great deal of potential in the Delcath system to offer cancer patients a viable therapy to extend their lives. I am encouraged by the results of the Phase I and II clinical trials using the Delcath system as an advanced treatment for liver cancer patients and look forward to seeing the results of the Phase III trials."

"The Board and I look forward to working with Robert Ladd as a partner toward our common goal of advancing Delcath Systems. His broad experience and network of contacts in the capital markets will be a valuable resource for the Board," stated M.S. Koly, President and CEO of Delcath. "While we have sometimes disagreed on the best approach to move the Company forward, Mr. Ladd has made several suggestions in the past which the Board has acted upon, including the hiring of an investment bank and the expansion of our corporate communications efforts. We are all focused on helping the Company achieve its goals and building shareholder value."

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the country-regionUnited States, Europe, Asia and placecountry-regionCanada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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